EXHIBIT 99.1

From: Harb Al Zuhair [mailto:haz@nesma.net.sa]
Sent: Wed 21/06/2006 08:17
To: 'Roger Spillmann'; Baker, David R.; 'William Nitze'
Subject: RE: Status Report/Letter to Harb

Dear Roger,

I am very sorry to let you know that I would like to resign now from HiEnergy's Board of Directors because the situation has become very bad and there is no product which we can market and sell, although the market is thirsty for bomb detecting products.

I have reached this decision all because of personal problems between Dr. Bogdan Maglich with two or three persons in HiEnergy which I do not like to be involved in. Dr. Maglich who is a friend of mine and whom I believe in that he would do positive results for the company.

So if you develop a product then please let me know so that I can help you to market and sell.

Best Regards

Harb Al Zuhair